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                                                    EXHIBIT 99.1


TUESDAY AUGUST 29, 8:24 PM EASTERN TIME

PRESS RELEASE

SOURCE: STATION CASINOS, INC.

STATION CASINOS TO BOYCOTT MISSOURI GAMING COMMISSION HEARING

LAS VEGAS, Aug. 29 /PRNewswire/ -- Station Casinos, Inc. (NYSE: STN - NEWS) today notified the Missouri Gaming Commission ("MGC") that it will boycott a public hearing scheduled for tomorrow (Aug. 30). Seven Station executives and one executive secretary were requested by the MGC to appear in Kansas City, Mo., purportedly in conjunction with an investigation of Michael Lazaroff, an attorney formerly with the law firm of Thompson Coburn, which represented Station in Missouri.

In a memorandum notifying the MGC of its decision, Station asserts that the MGC lacks the authority to require it to appear at a public hearing, and that such a hearing fails to afford Station its fundamental due process rights. The memorandum also states that MGC staff already has the information it needs, and that the staff knew nearly four years ago of bonus payments to Lazaroff.

"Station Casinos has a long tradition of complying with regulatory bodies in the jurisdictions where it operates, but we also have a tradition of protecting our shareholder interests," said Charles W. German, a Station attorney with Rouse Hendricks German May of Kansas City. "For us to participate in this proceeding would place our executives in a position of debating the truth with a convicted felon and liar -- a man who cheated Station Casinos, his law partners, other clients and the Federal Election Commission."

In June, Lazaroff pled guilty to three felony counts in federal court involving almost $1 million in fraud against his law partners, his clients and the Federal Election Commission. Lazaroff is scheduled to be sentenced Oct. 3 in Federal District Court in St. Louis. As part of his guilty plea, Lazaroff has agreed to cooperate with the MGC in an effort to shorten his sentence. He faces up to 33 months in prison.

"Station never hid the fact that it paid bonuses to Lazaroff," German said. "The United States Attorney's Office in St. Louis has stipulated and the MGC staff has confirmed that the entirety of the bonus payments were used for Lazaroff's personal purposes, and that not one penny went to any public official or was used for anything improper."

"Michael Lazaroff is an admitted and repeated liar," German added. "He now has every motive to lie in an effort to reduce his sentence. We simply won't be a party to that kind of proceeding."

In a letter to MGC Chairman C. E. Fisher delivered this morning, German requested the opportunity to speak at tomorrow's hearing.

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"We would like the opportunity to point out to the Commissioners themselves that their staff, in violation of the body's own rules and Missouri's laws, has staged a hearing that deprives Station of its basic rights to provide information, shed light on the testimony being debated, ask questions of Lazaroff or other witnesses, and defend against scurrilous accusations of a convicted felon desperate to stay out of prison," said German. "The Company has already provided thousands of pages of documents, including confidential and privileged information. We have submitted to interviews and sworn, videotaped depositions. Yet we are not afforded common, constitutional protections and practices under the law."

At least seven of the eight Station representatives are not expected to attend the hearing, German said. Chairman/Chief Executive Officer Frank J. Fertitta III; Executive Vice President/Chief Financial Officer Glenn C. Christenson; Executive Vice President/General Counsel Scott M. Nielson; Vice President of Regulatory Compliance John Pasqualotto; Vice President/Associate General Counsel Richard Haskins; Vice President/Finance William Warner; and Executive Secretary Marnie Hinrichs will not appear. Missouri-based General Counsel of Midwest Operations Troy Stremming has said he is still considering the request to appear.

"The Company will not compel any of its officers or employees to testify, because this hearing is not being conducted fairly, in accordance with Missouri law, or with the Commission's own regulations," German said. "Station supports the decisions of all these individuals."

A copy of Station's memorandum and related information can be found on the Web at www.stationcasinos.com.

Station Casinos, Inc. is a multi-jurisdictional gaming company headquartered in Las Vegas, where it owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, the Wild Wild West Gambling Hall & Hotel, Sunset Station Hotel & Casino in Henderson, Nev., as well as slot route management services in Clark County, Nev. The Company also owns and operates Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Mo., and Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Mo., near St. Louis.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations of the Company which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks. In particular, if the ongoing investigations related to Lazaroff were to implicate the Company or its senior executives in any wrongdoing, this could lead to further proceedings against the Company or its executives, which could result in fines and other penalties being imposed on them, restrict their ability to hold gaming licenses or otherwise materially adversely affect the Company's business, financial condition and results of operations. Further information on potential factors which could affect the business, financial condition and results of operations of the Company, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-71227.